Exhibit (a)(5)(B)

MEMORANDUM

TO:	All Employees

FROM:	Carter Vance
VP, Associate General Counsel

DATE:	January 25, 2018

RE:	Modified “Dutch Auction” Tender Offer Information

All,

As you may have heard, we announced on January 10, 2018, that Churchill Downs has commenced a cash tender offer to purchase up to $500,000,000 of shares of its common stock.

The cash tender offer process allows a shareholder who wants to sell their CHDN common stock to the Company to select:

·        the price, within a price range of $230 per share to $265 per share; and

·        the number of shares the shareholder is willing to sell at that price.

If you currently own shares of the Company, you should have received tender offer documents from our transfer agent American Stock Transfer & Trust Company (“AST”) and/or your broker (depending on where the shares are held) which include detailed instructions and the forms that you need to submit if you decide to tender your shares in the tender offer.

Please note that even though the trading window remains closed for designated employees, all employees may participate in the tender offer by following the instructions outlined in the tender offer documents. If you do not want to tender shares in the tender offer, you do not need to take any action.

Any shares that do not vest before the deadline to tender are not available to tender. If you own shares of the Company or have shares of the Company vesting before the deadline to tender, but have not received tender offer materials, you should contact AST and/or your broker to request tender offer materials or you can obtain copies on the SEC’s website at the link here.

All managed shares and some employee stock purchase plan shares held with AST are considered “book entry” shares. If the shares are “book entry” shares, you simply need to fill in the number of your managed shares or employee stock purchase plan shares held by AST that you want to sell to the Company in the column labeled “Book Entry Shares Tendered” on the Letter of Transmittal. If your employee stock purchase plan shares are held in stock certificates and you want to tender those shares, you must provide, in the designated column, the certificate number, the total number of shares on the stock certificate and the number of shares that you want to tender for that stock certificate. In this circumstance, you must also send in the stock certificate for any shares you want to tender with your completed Letter of Transmittal.

The tender offer expires at 11:59 p.m. EST on February 7, 2018, unless extended by the Company; however, your broker may set an earlier deadline to tender shares. You must deliver a copy of the completed Letter of Transmittal to AST at the address provided in the Letter of Transmittal. Please note that we have been advised by AST that the Letter of Transmittal document for managed shares or employee stock purchase plan shares held with AST (including any managed shares that vest in January 2018) that you want to sell to the Company must be received by AST no later than 5:00 p.m. EST on February 2, 2018.

The Company makes no recommendation to you as to whether you should tender your shares or the price that you might tender your shares in the tender offer. You must make your own decision and prior to making any decision with respect to the tender offer, you should carefully read the information in the tender offer documents.

If you have any questions, please contact Carter Vance at (502) 635-4638.

The discussion of the tender offer contained in this email is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. The tender offer is made only pursuant to the offer to purchase, the letter of transmittal, and other related materials mailed or otherwise delivered to shareholders. Shareholders should read those materials and the documents incorporated therein by reference carefully because they will contain important information, including the terms and conditions of the tender offer. The Company has filed a tender offer statement on Schedule TO with the Securities and Exchange Commission (“SEC”). The tender offer statement, offer to purchase, letter of transmittal and other related materials, are available to shareholders at no charge on the SEC’s website at https://www.sec.gov/Archives/edgar/data/20212/000119312518007791/0001193125-18-007791-index.htm. Shareholders are urged to read those materials carefully prior to making any decisions with respect to the tender offer.